UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2020

XPERI HOLDING CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware	001-39304	84-4734590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices, including Zip Code)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XPER	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Agreements with Certain Officers

On September 29, 2020, Xperi Holding Corporation (the “Company”) entered into new severance agreements with each of Robert Andersen, the Company’s Chief Financial Officer, Geir Skaaden, the Company’s Chief Products and Services Officer, Paul Davis, the Company’s Chief Legal Officer and Corporate Secretary, Matthew Milne, the Company’s Chief Revenue Officer and Michael Hawkey, the General Manager of TiVo. The severance agreements replace previous severance arrangements under severance agreements between Xperi Corporation and Messrs. Andersen, Skaaden and Davis and the TiVo Corporation Executive Severance Plan for Messrs. Milne and Hawkey.

Each agreement has an initial term of three years plus a one-year automatic renewal. Each agreement provides that if the executive’s employment is terminated by the Company without cause or if the executive resigns for good reason, the executive will be entitled to receive the following payments and benefits:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;
•	a lump sum cash payment equal to 100% of his annual base salary;
•

a lump sum cash payment equal to his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination); and

•	continuation of health benefits for a period of 12 months following the date of termination.

The severance payments and benefits are subject to the executive’s execution of a general release of claims in favor of the Company and continued compliance with the confidentiality and proprietary rights covenant set forth in the severance agreement.

Change in Control Severance Agreements with Certain Officers

Also, on September 29, 2020, the Company entered into new change in control severance agreements with each of Messrs. Andersen, Skaaden, Davis, Milne and Hawkey. The change in control severance agreements replace the previous change in control severance agreements between the Xperi Corporation and Messrs. Andersen, Skaaden and Davis and the Executive Severance and Arbitration Agreements between TiVo Corporation and Messrs. Milne and Hawkey.

Each agreement has an initial term of three years plus a one-year automatic renewal; provided, that the term will automatically be extended for 18 months following a change in control of the Company if the term would otherwise have expired during such 18-month period. The change in control severance agreements also provide that, if an executive’s employment is terminated by us without cause or if the executive resigns for good reason, in either case, within 60 days prior to or within 18 months following a change in control, the executive will be entitled to receive the following benefits:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;
•	a lump sum cash payment equal to 100% of his annual base salary;
•	a lump sum cash payment equal to his target annual bonus for the calendar year in which termination occurs;
•	continuation of health benefits for a period of up to 12 months following the date of termination; and
•

immediate acceleration of vesting of his outstanding equity awards (with any performance-based awards vesting at target, except to the extent alternative acceleration is specifically provided for pursuant to the grant documents) as of the later of the date of termination or the date of such change in control.

The severance payments and benefits are subject to the executive’s execution of a general release of claims in favor of the Company and continued compliance with the confidentiality and proprietary rights covenant set forth in the change in control severance agreement.

Amendment to Jon Kirchner’s Employment and Severance Agreement

Effective as of September 29, 2020, the Company and Jon Kirchner, the Company’s Chief Executive Officer and President, entered into an amendment to the Employment and Severance Agreement between Xperi Corporation and Mr. Kirchner dated April 28, 2017 (the “Kirchner Agreement”).  The amendment provides for the following material changes to the Kirchner Agreement:

•	the term was extended until June 1, 2024 (and continues to include a 12-month automatic renewal unless either party provides a timely notice of non-renewal);
•	Mr. Kirchner’s annual base salary was increased from $600,000 to $670,000 (as previously approved by the Compensation Committee and disclosed on the Company’s Form 8-K filed on July 31, 2020);
•

Mr. Kirchner will be eligible to receive stock awards, subject to approval by the Compensation Committee of the Board of Directors of the Company, in accordance with the Company’s annual grant cycle, with consideration for the grant for 2021 to be made in January of 2021; and

•	Mr. Kirchner will be reimbursed for reasonable attorneys’ fees incurred in connection with negotiating and executing the amendment, not to exceed $30,000.

The foregoing description of the amendment to the Kirchner Agreement, severance agreements and change in control severance agreements is qualified in its entirety by the full amendment to the Kirchner Agreement, severance agreements and change in control severance agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2020, to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2020	Xperi HOLDING corporation

	By:	/s/ Robert Andersen
	Name:	Robert Andersen

	Title:	Chief Financial Officer